UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

Vie Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VIE FINANCIAL GROUP, INC.

1114 AVENUE OF THE AMERICAS

22nd FLOOR

NEW YORK, NEW YORK 10036

March 4, 2004

To Our Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend a special meeting of stockholders of Vie Financial Group, Inc. (the “Special Meeting”) on Thursday, April 8, 2004. The Special Meeting will be held at the Renaissance New York Hotel Times Square, Two Times Square, 714 Seventh Avenue at W. 48th Street, New York, New York 10036. The Special Meeting will begin at 10:00 a.m., New York City time. The formal Notice of Special Meeting appears on the next page. The attached Proxy Statement describes the matters that we expect to act upon at the Special Meeting.

You are being asked to vote whether to approve an amendment of our Certificate of Incorporation to effect a 1-for-100 reverse stock split of our common stock (the “Reverse Stock Split”). The Company requires additional authorized shares of our common stock to issue upon the conversion or exercise of preferred stock and other convertible securities, and the Reverse Stock Split would provide such additional authorized but unissued shares of our common stock.

Our Board of Directors formed a special committee to consider strategic options for the Company, including how to create a sufficient number of authorized shares of common stock for issuance upon conversion or exercise of all existing convertible securities. The special committee determined that it was in the best interest of stockholders to recommend the Reverse Stock Split, and to give stockholders other than those who control a majority of the votes the opportunity to decide whether or not the Reverse Stock Split will be approved. Additionally, the special committee determined that it was in the best interest of stockholders to round up any fractional shares that may result from the Reverse Stock Split if it is approved. If the Reverse Stock Split is not approved, stockholders holding a majority of the Company’s voting stock have agreed to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock.

Our Board of Directors recommends you vote FOR the Reverse Stock Split, because its implementation will have the following benefits to the Company and its stockholders:

•	The Company will have enough common stock available to convert the $5 million of Series H Preferred outstanding and will avoid paying an 8% dividend, as long as the Series H Preferred is converted prior to June 1, 2004.

•	Any fractional share that may result from the Reverse Stock Split will be rounded up to one whole share.

•	The Reverse Stock Split will reduce the number of outstanding shares of common stock to a number that is more comparable to the market capitalization of similar companies in our industry.

•	Although the tax treatment of a stockholder may vary depending upon the particular facts and circumstances, we believe that generally, no gain or loss should be recognized by a stockholder upon the exchange of shares pursuant to the Reverse Stock Split.

Although the Board believes the Reverse Stock Split is in the best interest of its stockholders, the Reverse Stock split could have the following consequences:

•	We cannot assure you that the market price of our common stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the Reverse Stock Split.

•	The liquidity in the market price of our common stock could be adversely affected by the reduced number of shares that will be outstanding after the Reverse Stock Split. In addition, the Reverse Stock Split may increase the number of stockholders who own “odd lots”, and stockholders who hold odd lots may experience difficulty and an increase in the cost of selling their shares.

•	We will have a significant number of additional authorized but unissued shares of common stock as a result of the Reverse Stock Split, which could result in dilution of your ownership percentage if issued.

You should read the enclosed proxy statement for more information regarding the Reverse Stock Split.

Please note that only stockholders of record at the close of business on February 9, 2004 will be entitled to vote at the Special Meeting. Your vote is important. We urge you to vote your shares either in person at the Special Meeting or by returning your proxy as soon as possible.

We appreciate your interest in Vie Financial Group, Inc.

Sincerely,

/s/ DEAN G. STAMOS

Dean G. Stamos
Chief Executive Officer

VIE FINANCIAL GROUP, INC.

1114 AVENUE OF THE AMERICAS

22nd FLOOR

NEW YORK, NEW YORK 10036

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 8, 2004

To Our Stockholders:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Vie Financial Group, Inc. will be held at 10:00 a.m., New York City time, on Thursday, April 8, 2004, at the Renaissance New York Hotel Times Square, Two Times Square, 714 Seventh Avenue at W. 48th Street, New York, New York 10036 for the following purposes:

1.	To adopt an amendment to our Certificate of Incorporation to effect a 1-for-100 reverse stock split of our common stock.

2.	To consider and act upon such other business that may properly come before the meeting.

Only stockholders of record at the close of business on February 9, 2004 will be entitled to notice of and to vote at the Special Meeting. Such stockholders may vote in person or by proxy. You may grant a proxy to vote your shares by completing and returning the enclosed proxy card in accordance with the instructions set forth on the card. A list of the stockholders entitled to vote at the Special Meeting will be available at our corporate headquarters at 1114 Avenue of the Americas, 22nd Floor, New York, New York 10036 beginning on March 15, 2004. Stockholders may examine this list during normal business hours for any purpose relating to the Special Meeting.

You are cordially invited to attend the Special Meeting. Whether you plan to attend the Special Meeting or not, it is important that you promptly complete, sign, date and return the enclosed proxy card. This will ensure your proper representation at the Special Meeting. This Notice of Special Meeting and the Proxy Statement and form of proxy are being sent or given to stockholders commencing on or about March 10, 2004.

By Order of the Board of Directors

Sincerely,

/s/ CHRISTOPHER S. STANGEL

New York, New York	Christopher S. Stangel
March 4, 2004	Secretary

YOUR VOTE IS IMPORTANT.

PLEASE REMEMBER TO RETURN YOUR PROXY PROMPTLY.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 8, 2004

This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of Vie Financial Group, Inc. (the “Company”) beginning on March 10, 2004. The Board of Directors is soliciting proxies in connection with the proposed amendment of our Certificate of Incorporation (the “Amendment”) to authorize a 1-for-100 reverse stock split of our common stock (the “Reverse Stock Split”) to be voted on at the Special Meeting of Stockholders to be held on April 8, 2004, and at any adjournment or postponement of the Special Meeting. The proxy procedure permits all stockholders of the Company of record as of the close of business on February 9, 2004 to vote at the Special Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matter to be considered at the Special Meeting.

VOTING PROCEDURES

Your Vote is Very Important

You can vote your shares at the Special Meeting if you are present in person or represented by proxy. You may revoke your proxy at any time before it is voted by delivering written notice to the Secretary, by submitting a proxy bearing a later date, or by appearing in person and casting a ballot at the Special Meeting. Your shares will be voted in accordance with the directions you provide so long as your properly signed proxy is returned to us and not revoked prior to or at the Special Meeting. If you do not indicate how your shares are to be voted, your shares will be voted as recommended by the Board of Directors.

Who Can Vote?

Holders of record of our common stock, our Series G convertible preferred stock (“Series G Preferred”) and our Series H convertible preferred stock (“Series H Preferred”) as of the close of business on February 9, 2004 are entitled to vote on the Reverse Stock Split amendment at the Special Meeting. On that date, (i) 695,971,046 shares of our common stock, (ii) 12,013.5 shares of our Series G Preferred, convertible into an aggregate of 225,435,570 shares of our common stock, and (iii) 75,562 shares of our Series H Preferred, convertible into an aggregate of 1,417,943,746 shares of our common stock, were issued and outstanding and eligible to vote. Holders of our Series G Preferred and our Series H Preferred are entitled to vote on an as-converted basis together with the holders of our common stock as a single class at the Special Meeting. Accordingly, at the Special Meeting, (a) holders of our common stock are entitled to cast one vote for each outstanding share of common stock, (b) holders of our Series G Preferred will be entitled to cast 18,765 votes for each outstanding share of Series G Preferred, and (c) holders of our Series H Preferred will be entitled to cast 18,765 votes for each outstanding share of Series H Preferred. As a result, holders of our common stock, our Series G Preferred and our Series H Preferred will be entitled to cast an aggregate of 2,339,350,362 votes together as a single class at the Special Meeting. We refer to the aggregate number of votes that holders of our common stock, our Series G Preferred and our Series H Preferred are entitled to cast at the Special Meeting collectively as the “Voting Stock”.

A list of stockholders eligible to vote will be available at our corporate headquarters, 1114 Avenue of the Americas, 22nd Floor, New York, New York 10036 beginning on March 15, 2004. Stockholders may examine this list during normal business hours for any purpose relating to the Special Meeting.

How Do I Vote?

You may attend the Special Meeting and vote in person. Alternatively, a registered stockholder may vote shares by giving a proxy via mail or fax. To vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope provided. Your completed proxy card may also be returned via fax to: StockTrans, Inc. Proxy Department at (610) 649-7302.

If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

What is Needed For A Quorum?

In order to have a quorum present at the Special Meeting, a majority of the Voting Stock must be represented in person or by proxy. If a quorum is not present, the Special Meeting will be rescheduled for a later date.

Why Am I Being Asked to Vote to Adopt the Reverse Stock Split Amendment?

The Company does not have a sufficient number of shares of common stock available for issuance upon conversion or exercise of its existing convertible securities, including its Series H Preferred. The terms of our Series H Preferred require that by February 29, 2004, in order to avoid accruing an 8% dividend on the Series H Preferred for the period from September 30, 2003 until but not including June 1, 2004, and to avoid having the Series H Preferred become participating preferred stock, entitling the holders upon a liquidation of the Company to receive the liquidation preference of such stock and to share ratably in any distributions received by our common stockholders on an as-converted basis, we either (i) file this proxy statement with the Securities and Exchange Commission to enable us to effect a reverse stock split of our common stock or (ii) take other corporate action, in each case to create a sufficient number of authorized shares of our common stock to permit the full conversion of all outstanding shares of Series H Preferred. The Board of Directors, upon the recommendation of a special committee designated to consider how to increase the authorized but unissued shares of our common stock, has determined that it is in the best interest of stockholders to vote for the Reverse Stock Split. Accordingly, the Board of Directors is soliciting proxies in connection with the proposed amendment of our Certificate of Incorporation to effect the Reverse Stock Split.

Holders of the Series H Preferred have agreed that if the Reverse Stock Split amendment is not approved at the Special Meeting for any reason, they will take action by written consent to amend our Certificate of Incorporation to increase our authorized shares of common stock to a number that is at least sufficient to permit the conversion of the Series H Preferred and the conversion or exercise of all other currently outstanding shares of preferred stock, options, warrants and notes convertible for, or entitling their holders to purchase, shares of our common stock.

What Vote is Required to Approve the Reverse Stock Split Amendment?

Under Delaware law, adoption of the Reverse Stock Split amendment requires the affirmative vote of the holders of a majority of the Voting Stock. Under the certificates of designations for our Series G Preferred and our Series H Preferred, holders of our Series G Preferred and our Series H Preferred vote together as a single class with holders of our common stock on an as-converted basis.

As of February 9, 2004, there were 2,339,350,362 shares of Voting Stock and, therefore, the Reverse Stock Split must be approved by at least 1,169,675,182 shares of the Voting Stock. On February 9, 2004, OptiMark Innovations Inc., holders of the Series G Preferred and holders of the Series H Preferred beneficially owned an aggregate of 2,255,333,112 shares of the 2,339,350,362 shares of Voting Stock, or 96.4% of the Voting Stock. On February 9, 2004, the Series H Preferred constituted 1,417,943,746 shares of the aggregate 2,339,350,362 shares of Voting Stock, or 60.6% of the Voting Stock.

Holders of the Series H Preferred have entered into an agreement under which they have agreed to vote all of their Voting Stock in favor of a reverse stock split or an increase in the number of authorized shares of our common stock sufficient to permit the full conversion of the Series H Preferred. Upon the recommendation of the Company’s special committee of independent directors, adoption of the Reverse Stock Split amendment is conditioned upon the requirement that the holders of a majority of the Minority Shares do not vote against such amendment. This reverse majority-of-the-minority voting condition was imposed upon the recommendation of the special committee to permit the holders of a majority of the Minority Shares to determine whether the Reverse Stock Split will occur by enabling them to affirmatively vote against such transaction.

Holders of the Series H Preferred have agreed that if the Reverse Stock Split amendment is not approved at the Special Meeting for any reason, they will take action by written consent to amend our Certificate of Incorporation to increase our authorized shares of common stock to a number that is at least sufficient to permit the conversion of the Series H Preferred and the conversion or exercise of all other currently outstanding shares of preferred stock, options, warrants and notes convertible for, or entitling their holders to purchase, shares of our common stock.

What Happens to the Fractional Shares?

Upon the recommendation of the special committee, even if the holders of a majority of the Minority Shares do not affirmatively vote against the Reverse Stock Split amendment and such amendment otherwise is approved by the vote of a majority of the Voting Stock, all fractional shares resulting therefrom will be rounded up to the nearest whole share and, accordingly, all holders of record of our common stock immediately prior to the effective date of the Reverse Stock Split will remain holders of record of at least one whole share immediately following the Reverse Stock Split. In other words, if the Reverse Stock Split amendment is adopted, every stockholder of record of our common stock immediately prior to the effective date of the Reverse Stock Split will continue to be a stockholder in the Company.

How Are Votes Counted?

If you return a signed and dated proxy card but do not indicate how the shares are to be voted, the shares represented by your proxy card will be voted as recommended by the Board of Directors. A valid proxy also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters not described in the Proxy Statement that are properly presented for action at the Special Meeting. If your proxy card is marked “abstain,” your shares will not be voted on that proposal.

If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute a “broker non-vote.” A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. Abstentions and broker non-votes will have the same effect as a vote AGAINST the Reverse Stock Split amendment for purposes of determining whether the amendment receives the vote required by Delaware law for adoption, but will have the effect of being a vote FOR the Reverse Stock Split amendment for purposes of determining whether the reverse majority-of-the-minority condition is satisfied.

Who Will Count the Vote?

The Company’s transfer agent, StockTrans, Inc., will tabulate and certify the vote as inspectors of the election.

Will the Holders of a Majority of the Voting Stock Control the Outcome of the Vote?

No. Although holders of the Series H Preferred have entered into an agreement under which they have agreed to vote all of their Voting Stock in favor of a reverse stock split and an increase in the number of authorized shares of our common stock sufficient to permit the full conversion of the Series H Preferred, upon the recommendation of the Company’s special committee of independent directors, adoption of the Reverse Stock Split amendment is conditioned upon the requirement that the holders of a majority of the Minority Shares do not vote against such amendment. This reverse majority-of-the-minority voting condition was imposed upon the recommendation of the special committee to permit the holders of a majority of the Minority Shares to determine whether the Reverse Stock Split will occur by enabling them to affirmatively vote against such transaction. Accordingly, the holders of a majority of the Voting Stock will not control the outcome of the vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT AMENDMENT.

PROPOSAL ONE

AMENDMENT OF VIE FINANCIAL GROUP, INC.’S CERTIFICATE OF

INCORPORATION TO EFFECT A 1-FOR-100 REVERSE STOCK SPLIT

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL ONE.

On December 18, 2003, the Board of Directors approved an amendment to the Company’s Certificate of Incorporation to effect a 1-for-100 reverse stock split, whereby one hundred pre-split shares will be exchanged for one post-split share. The Reverse Stock Split will not alter the number of shares of our common stock that we are authorized to issue, but will reduce the number of shares of our common stock issued and outstanding. The Reverse Stock Split also will reduce the number of shares of our common stock issuable upon conversion of convertible preferred stock issued and outstanding. After the Reverse Stock Split, the 695,971,046 shares of common stock issued and outstanding will be reduced to approximately 6,959,711 shares; the 1,643,379,316 shares of common stock issuable upon conversion of convertible preferred stock issued and outstanding will be reduced to approximately 16,433,794 shares; and the 2,339,350,362 total shares of Voting Stock will be reduced to approximately 23,393,505 shares, depending on the number of fractional shares. All outstanding shares of preferred stock, options, warrants and notes convertible for, or entitling their holders to purchase, shares of our common stock (the “Convertible Securities”), will be adjusted as a result of the Reverse Stock Split, as required by the terms of each such security.

The Reverse Stock Split will become effective upon filing of the Amendment with the Secretary of State of the State of Delaware. Our Board of Directors or special committee may, in its discretion, elect to abandon the Reverse Stock Split at any time prior to the filing of the Amendment to the Certificate of Incorporation. The complete text of the Amendment is set forth in Exhibit A to this Proxy Statement.

VOTE REQUIRED TO APPROVE THE REVERSE STOCK SPLIT

See “Voting Procedures - What Vote is Required to Approve the Reverse Stock Split Amendment?” for a discussion of the vote required to approve the Reverse Stock Split amendment.

SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS

On March 19, 2003, our Board of Directors formed a special committee of independent directors to (i) evaluate and consider the terms of equity capital financing transactions proposed by the Company’s majority stockholders (the “Financing Transactions”), (ii) determine the nature of the equity securities to be issued and, if such equity securities were to be comprised of preferred stock, consider and establish the voting powers, designations, preferences, and relative, participating, optional or other special rights of any such class or series of preferred stock, and (iii) authorize the issuance by the Company of such securities to third parties in connection with such proposed Financing Transactions. The special committee was composed of the following directors: Carmine F. Adimando, Jonathan F. Foster, Roy S. Neff and Howard J. Schwartz, each of whom was not an employee and otherwise determined to be independent from the Company’s majority stockholders.

In connection with the Financing Transactions, in May and August 2003 and in September and October 2003, the special committee authorized and the Company issued shares of its Series G Preferred and Series H Preferred, respectively. At the time such securities were issued, the Company did not have a sufficient number of shares of common stock available for issuance upon conversion or exercise of the Series G Preferred, the Series H Preferred and other Convertible Securities, and for any future issuances of common stock. In this context, the special committee considered the appropriate method to create a sufficient number of authorized shares of common stock to accomplish the foregoing objectives.

The special committee met formally seven times and the members thereof held several discussions informally between approximately April 2003 and February 2004 to discuss and consider, among other things, issues relating to the creation of sufficient authorized shares of common stock to permit the full conversion of our

Series G Preferred, our Series H Preferred and our other outstanding Convertible Securities. The special committee retained Greenberg Traurig, LLP as independent legal counsel to advise it in connection therewith. The special committee reviewed the Company’s capital structure and to the extent known by and related to the special committee by management, the nature of the Company’s stockholder base. The special committee considered two options to increase the authorized shares of common stock: (i) effecting a reverse stock split thereof or (ii) amending our Certificate of Incorporation to increase the number of authorized shares. With respect to both options, the holders of our Series H Preferred, representing 60.6% of the Voting Stock, agreed in the Series H stock purchase agreements to vote all of their Voting Stock in favor of either a reverse stock split or an amendment to our Certificate of Incorporation to increase the authorized shares of our common stock.

The certificate of designations of the Series H Preferred originally provided that the holders of Series H Preferred were entitled to receive cumulative cash dividends at 8% per annum, but if the Company filed the requisite documentation with the SEC on or prior to October 30, 2003 to effect a reverse stock split to create sufficient authorized shares for issuance upon conversion of the outstanding Series H Preferred (the “SEC Filing”), the 8% cumulative cash dividend would not accrue or cumulate and the holders thereof would have no right thereto for the period from September 30, 2003 through March 31, 2004. If the SEC Filing was not made on or prior to October 30, 2003, the 8% cumulative cash dividend would accrue and cumulate for the period from September 30, 2003 through March 31, 2004 and further if there were not sufficient shares of common stock authorized to permit the full conversion of the outstanding Series H Preferred on or before September 15, 2004, such stock would become participating preferred stock, entitling the holders upon a liquidation of the Company to receive the liquidation preference of such stock and to share ratably in any distributions received by our common stockholders on an as-converted basis.

The holders of our Series H Preferred determined to extend the SEC Filing deadline to provide the Company additional time to consider the structure, process and effects of a reverse stock split, including any potential “going private” effect. On October 27, 2003, the Board authorized the special committee to evaluate and consider the terms of the Reverse Stock Split. On October 27, 2003, the special committee approved an amendment to the certificate of designation for the Series H Preferred to extend from October 30, 2003 to January 1, 2004 the SEC Filing deadline. On December 16, 2003, the special committee approved an additional amendment to the certificate of designation for the Series H Preferred to specifically provide that either a reverse stock split of our common stock or such other lawful method to create sufficient authorized shares to permit the full conversion of the Series H Preferred would be permitted, to extend to June 1, 2004 the date through which the 8% cumulative cash dividend on the Series H Preferred would not accrue or cumulate, as long as the SEC Filing deadline was satisfied, and to further extend to January 31, 2004 the SEC Filing deadline to take such action. The amendment was designed, in part, to provide the Company with the flexibility to take all such lawful corporate action necessary to create sufficient authorized shares to permit the full conversion of all outstanding shares of Series H Preferred in the event the Reverse Stock Split amendment would not be adopted at the Special Meeting. On February 2, 2004, the special committee approved an additional amendment to the certificate of designation of the Series H Preferred to extend the SEC Filing deadline to February 29, 2004.

After considerable discussions on these issues and after reviewing and considering, among other things, (i) executive management discussions regarding the Company’s recent financial performance and operating plan, and the hypothetical effects on the Company’s capital structure of a proposed reverse stock split transaction at various illustrative split ratios, (ii) the potential reverse stock split effects on the market price of the common stock of other similarly capitalized issuers and (iii) the advice of Greenberg Traurig, LLP, the special committee determined that the reverse stock split would accomplish the objective of increasing the number of authorized shares of our common stock available for issuance and would reduce the aggregate outstanding shares of common stock to a number that is more comparable with the market capitalization of generally similar companies in our industry. See “Purpose of the Reverse Stock Split”.

After determining that a reverse stock split would accomplish the Company’s objectives, the special committee further considered the appropriate structure and ratio of the proposed Reverse Stock Split. After considerable discussions, deliberations and consideration of the materials presented to the special committee and the advice of Greenberg Traurig, LLP, and in view of the agreement among the holders of the Series H Preferred to vote all of their Voting Stock in favor of a reverse stock split or an amendment to our Certificate of Incorporation to increase the authorized shares of common stock, and that under Delaware law stockholders of the Company would not be entitled to appraisal rights in connection with the Reverse Stock Split, the special committee determined to recommend to the full Board that the Reverse Stock Split be structured such that adoption of the Reverse Stock Split would be conditioned upon the requirement that the holders of a majority of the Minority Shares do not vote against the Reverse Stock Split. The special committee recommended this reverse majority of the minority condition to the full Board to permit the holders of a majority of the Minority Shares to determine whether the Reverse Stock Split will occur by enabling them to affirmatively vote against the transaction. The special committee also determined to recommend to the full Board an approximately 1-for-100 reverse stock split ratio.

The special committee further determined to recommend to the full Board the Reverse Stock Split be structured to round up to the nearest whole share any fractional shares resulting from the Reverse Stock Split such that all holders of record of our common stock immediately prior to the effective date of the Reverse Stock Split would remain holders of record of at least one whole share immediately following the Reverse Stock Split. This would permit every stockholder of record prior to the effective date of the Reverse Stock Split to continue to be a stockholder of the Company after the Reverse Stock Split. As a result, the number of holders of record of our common stock will not change as a result of the Reverse Stock Split, and the Company will remain subject to the periodic reporting requirements of the Exchange Act and will continue to file reports with the Securities and Exchange Commission. The special committee recommended these protective devices specifically for the protection of holders of the Minority Shares and to provide such holders with rights to which they would not otherwise have been entitled as a matter of Delaware corporate law and under the Company’s organizational instruments.

If the holders of a majority of the Minority Shares vote against the Reverse Stock Split, then, pursuant to the agreement among the holders of the Series H Preferred, such Series H Preferred holders have agreed to take action by written consent to amend our Certificate of Incorporation to increase our authorized shares of common stock to a number sufficient to permit the conversion in full of the Series H Preferred and the conversion or exercise of all of our other outstanding Convertible Securities.

As disclosed in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2003 filed with the Securities and Exchange Commission on February 17, 2004, and a press release issued by the Company on February 17, 2004, by letter dated February 9, 2004, the members of the special committee-Messrs. Adimando, Foster, Neff and Schwartz-delivered to the Company’s Board of Directors their resignation as directors (and, in the case of Messrs. Foster and Adimando, their Further resignation as members of the Company’s audit committee (the “Audit Committee”), and in the case of each of Messrs. Adimando, Foster, Neff and Schwartz, their further resignation as members of the special committee) effective as of 5:00 p.m., New York City time, on February 17, 2004. Messrs. Adimando, Foster, Neff and Schwartz comprised all of the Company’s “independent directors,” as that term is defined in Rule 4200 of the Nasdaq Marketplace Rules (the “Independent Directors”), and Messrs. Adimando and Foster comprised all of the members of the Audit Committee. As a result of such resignations, the Company’s Board of Directors will have no Independent Directors and the Audit Committee will have no members. The Company does not presently intend to fill all the vacancies on its Board of Directors, as the Company believes that a smaller board will be more appropriately aligned with the size of the Company. In view of the Company’s OTC bulletin board and supermajority controlled status, and its consequent assessment of corporate governance practices and requirements, the Company is evaluating the appropriate size and composition of its board, specifically with respect to the requisite number of Independent Directors, if any, and the composition of the Audit Committee. The resignations were intended to take effect after the Audit Committee had reviewed and approved for filing with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003. The Company understands that there are no disagreements between the members of the special committee and the Company with respect to either this Proposal or the Company’s disclosure or financial statements and that the resignations are not the result of any impropriety or issue with respect to the Company’s disclosure or financial statements.

PURPOSES OF THE REVERSE STOCK SPLIT

The terms of our Series H Preferred require that by February 29, 2004 we either (i) file this proxy statement with the Securities and Exchange Commission to enable us to effect a reverse stock split of our common stock or (ii) take other corporate action, in each case to create a sufficient number of authorized shares of our common stock to permit the full conversion of all outstanding shares of Series H Preferred. If we accomplish either, dividends in respect of the Series H Preferred will neither accrue nor cumulate for the period from September 30, 2003 until but not including June 1, 2004; however, if we do not convert the Series H Preferred before June 1, 2004, then dividends will accrue for the period from June 1, 2004 through the date of conversion.

Accordingly, the purposes of the Reverse Stock Split are:

•	to create a sufficient number of authorized but unissued shares of our common stock to permit the full conversion of the Series H Preferred, such that dividends in respect of the Series H Preferred will neither accrue nor cumulate,

•	to create a sufficient number of authorized but unissued shares of our common stock to permit the full conversion of the Series G Preferred and the conversion or exercise of all other existing Convertible Securities and for future issuances of common stock or convertible securities, and

•	to reduce the number of outstanding shares of common stock to a number that is more comparable with the market capitalization of similar companies in our industry.

In addition, the Reverse Stock Split will create a sufficient number of shares of common stock to allow the Company to exercise its right to mandatorily convert the shares of Series H Preferred.

At the Annual Meeting of Stockholders of the Company held on September 18, 2003, stockholders approved a one-for-two reverse stock split of our common stock. The one-for-two reverse stock split was never effectuated. The one-for-two reverse stock split would not have generated a sufficient number of shares of common stock available for issuance in connection with the Company’s issuance of Series H Preferred on September 30, 2003 and October 9, 2003, which funding was not contemplated at the time the one-for-two reverse stock split was approved and recommended by the Board of Directors. The 1-for-100 Reverse Stock Split is in lieu of, and not in addition to, the one-for-two reverse stock split.

Convertible Securities

As of February 9, 2004, our Convertible Securities, if fully converted and exercised, would require the issuance of 1,921,966,609 shares of common stock. As of February 9, 2004, we had 304,028,954 authorized shares of common stock that were not issued and outstanding. The Reverse Stock Split will create a sufficient number of authorized shares of common stock available for issuance upon conversion of the Series G Preferred and the Series H Preferred and upon conversion or exercise of all other existing Convertible Securities and for future issuances of common stock or convertible securities.

Subordinated Convertible Notes. On December 30, 2002, we entered into a loan agreement that provided $2.4 million in principal amount to us and required us to issue notes and warrants to the lenders. The loan agreement was executed by and among Vie and SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP and SOFTBANK Capital LP, each a Delaware limited partnership (SOFTBANK), and Draper Fisher Jurvetson ePlanet Ventures L.P., a Cayman Islands limited partnership, Draper Fisher Jurvetson ePlanet Partners Fund, LLC, a California limited liability company, and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, a German partnership (DFJ ePlanet). In accordance with the loan agreement, we issued SOFTBANK notes with an aggregate principal loan amount of $1.4 million, and issued notes to DFJ ePlanet with an aggregate principal loan amount of $1 million.

The lenders had the ability to convert all or any portion of the outstanding loan amount into shares of our common stock at an initial conversion price of $0.0448 per share. The lenders also had the right to convert the outstanding principal amount and accrued and unpaid interest, in whole or in part, into securities of the same class as those issued and sold in any subsequent financing completed during the term of the loan. During October 2003, SOFTBANK and DFJ ePlanet each converted the outstanding principal balance and accrued interest on their notes into 14,933 and 10,629 shares, respectively, of Series H Preferred. Absent the Reverse Stock Split or an increase in the number of authorized shares of common stock, the Company will not have a sufficient number of shares of common stock available for issuance upon conversion of the shares of Series H Preferred that were issued in connection with the conversion of the notes.

In connection with the loan agreement, we also issued warrants to purchase 8,928,571 shares of common stock, which number is equal to $400,000 divided by the exercise price of the warrants. The exercise price of the warrants is initially $0.0448 per share. The warrants will expire on December 30, 2005.

Series G Convertible Preferred Stock. Between May 29, 2003 and August 11, 2003, we sold 12,013.5 shares of our Series G Preferred to an individual investor and an investment partnership for an aggregate of $1,201,346. Each share of Series G Preferred is convertible at the option of the holder into such number of shares of common stock that is determined by dividing the Series G Preferred original issue price per share ($100) by the Series G Preferred conversion price, which was initially $0.05. The Series G Preferred conversion price was adjusted to $0.005329, in accordance with the terms of the amended Series G Preferred transaction documents, to reflect the same conversion price per share as the Series H Preferred issued on September 30, 2003. The Series G Preferred conversion price is also subject to anti-dilution adjustment at any time in the event of stock dividends, stock splits, reverse stock splits, mergers, consolidations, recapitalizations or other similar transactions affecting the capitalization of the company. Absent the Reverse Stock Split or an increase in the number of authorized shares of common stock, the Company will not have a sufficient number of shares of common stock available for issuance upon conversion of the Series G Preferred.

Investors in the Series G Preferred also received warrants to purchase an aggregate of 15,016,827 shares of our common stock at an exercise price of $0.08. The warrants have a three-year term and are fully exercisable six months after their dates of issuance. If a sufficient number of authorized shares of common stock are not available upon exercise of the warrants, then the holders will be entitled to receive a number of shares of a new series of preferred stock (which we agreed to use our best efforts to create) less the number of shares of common stock available for issuance upon exercise of the warrants. The new series of preferred stock will have, in the aggregate, rights, privileges and preferences (including without limitation with respect to dividends, voting and rights upon liquidation or dissolution of the Company) at least as favorable to the holder as our common stock.

Series H Convertible Preferred Stock. On September 30, 2003, we issued 35,000 shares of our Series H Preferred to SOFTBANK for an aggregate of $3.5 million. On October 9, 2003, we issued 15,000 shares of Series H Preferred for an aggregate of $1.5 million to DFJ ePlanet.

Each share of Series H Preferred is convertible at our election at any time into such number of shares of common stock that is determined by dividing the Series H Preferred purchase price per share ($100) by the conversion price, which is initially $.005329 per share, subject to adjustment. If we do not elect to convert the Series H Preferred shares within one year of the closing of the transaction with the respective purchaser, such purchaser shall have the right to convert on the same terms as us at any time thereafter. The conversion price for the Series H Preferred is subject to anti-dilution adjustment in the event of stock dividends, stock splits and combinations, and to full anti-dilution adjustment with respect to any equity issuance for consideration per share less than the Series H Preferred conversion price in effect on the date of such issuance. Assuming conversion in full of the shares of Series H Preferred held by SOFTBANK and DFJ ePlanet at the initial conversion price, we would be required to issue 937,011,322 shares of common stock and 480,932,424 shares of common stock, respectively.

If any liquidation, dissolution or winding up of the Company occurs, each holder of Series H Preferred will be entitled to an amount equal to 500% of the Series H Preferred purchase price, plus accrued dividends.

The certificate of designations of the Series H Preferred originally provided that the holders of Series H Preferred are entitled to cumulative cash dividends at an annual rate of 8%; provided, however, that if the Company made the first valid filing of relevant documentation with the Securities and Exchange Commission by October 30, 2003 to effect a reverse stock split to create sufficient authorized shares of common stock available for issuance upon conversion of the outstanding Series H Preferred, then the 8% cumulative cash dividend on the Series H Preferred would not accrue or cumulate, and the holders of the Series H Preferred would have no right or entitlement thereto, for the period from September 30, 2003 until but not including April 1, 2004. In addition, the certificate of designations of the Series H Preferred originally provided that if such filing with respect to a reverse stock split was not made prior to October 30, 2003, and if there were not enough shares of common stock then authorized and unissued to permit the full conversion of the outstanding Series H Preferred as of such date, the 8% cumulative cash dividend would accrue and cumulate and the Series H Preferred would become full participating preferred stock, entitling the holders to the liquidation preference thereof and, after satisfaction of such liquidation preference payment, full ratable participation rights with the common stock, on an as-converted basis, on all distributions to the common stock upon liquidation of the Company.

Pursuant to authority expressly granted by the Board of Directors, on October 29, 2003, the Company’s special committee of independent directors approved an amendment to the certificate of designation of the Series H Preferred to extend to January 1, 2004 the date by which we must file this proxy statement with the Securities and

Exchange Commission to enable us effect a reverse stock split of our common stock to create a sufficient number of authorized shares of our common stock to permit the full conversion of all outstanding shares of Series H Preferred. Such amendment to the certificate of designation of the Series H Preferred was filed with the Secretary of State of the State of Delaware on October 30, 2003 and became effective as of that date.

Pursuant to authority expressly granted by the Board of Directors, on December 16, 2003, the Company’s special committee of independent directors approved an additional amendment to the certificate of designation of the Series H Preferred to (i) provide that we either may effect a reverse stock split of our common stock or take such other corporate action to create a sufficient number of authorized shares of our common stock to permit the full conversion of all outstanding shares of Series H Preferred; (ii) extend to January 31, 2004 the date by which we either must file this proxy statement with the Securities and Exchange Commission to enable us effect a reverse stock split of our common stock or take such other corporate action, in each case to create a sufficient number of authorized shares of our common stock to permit the full conversion of all outstanding shares of Series H Preferred; and (iii) extend to June 1, 2004 the date through which the 8% cumulative cash dividend on the Series H Preferred would not accrue or cumulate, as long as the requirement as set forth in (ii) above was satisfied. Such amendment to the certificate of designation of the Series H Preferred was filed with the Secretary of State of the State of Delaware on December 24, 2003 and became effective as of that date. The special committee of independent directors approved the amendment, in part, to provide the Company with the flexibility to take such other corporate action to create a sufficient number of authorized shares of our common stock to permit the full conversion of all outstanding shares of Series H Preferred in the event the Reverse Stock Split amendment is not adopted at the Special Meeting.

Pursuant to authority expressly granted by the Board of Directors, on February 2, 2004, the Company’s special committee of independent directors approved an additional amendment to the certificate of designation of the Series H Preferred to extend to February 29, 2004 the date by which we either must file this proxy statement with the Securities and Exchange Commission to enable us effect a reverse stock split of our common stock or take such other corporate action, in each case to create a sufficient number of authorized shares of our common stock to permit the full conversion of all outstanding shares of Series H Preferred. Such amendment to the certificate of designation of the Series H Preferred was filed with the Secretary of State of the State of Delaware on February 3, 2004 and became effective as of that date.

We believe that it is in the best interest of the Company to mandatorily convert the shares of Series H Preferred into shares of common stock. The Reverse Stock Split will create a sufficient number of shares of common stock to allow the Company to exercise its right to mandatorily convert the Series H Preferred shares pursuant to the certificate of designation of the Series H Preferred. If, however, the Reverse Stock Split amendment is not approved, holders of the Series H Preferred have agreed to act by written consent to amend our Certificate of Incorporation to increase our authorized shares of common stock to a number that is at least sufficient to permit the conversion of the Series H Preferred and the conversion or exercise of all other existing Convertible Securities.

Peer Companies

As of February 9, 2004, the Company had 695,971,046 shares of common stock issued and outstanding and 1,921,966,609 shares of common stock issuable upon conversion or exercise of existing Convertible Securities, which is substantially more than other comparable companies in the same industry. The Reverse Stock Split will reduce the number of outstanding shares of common stock issued and outstanding and issuable upon conversion or exercise of existing Convertible Securities to a number that is more comparable with those of similar companies in the same industry.

EFFECTS OF THE REVERSE STOCK SPLIT

Simultaneously with the effective date of the filing of the Amendment to effect the Reverse Stock Split, every hundred shares of our common stock outstanding and held of record by each stockholder of the Company immediately prior to the effective date shall be reclassified and combined into one share of our common stock automatically and without any action by such holder. As a result of the Reverse Stock Split, the 695,971,046 shares of common stock issued and outstanding will be reduced to approximately 6,959,711 shares; the 1,643,379,316 shares of common stock issuable upon conversion of convertible preferred stock issued and outstanding will be reduced to approximately 16,433,794 shares; and the 2,339,350,362 total shares of Voting Stock outstanding will be reduced to approximately 23,393,505 shares, depending on the number of fractional shares.

The Reverse Stock Split will affect our common stock uniformly and will not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares will be rounded up to the nearest whole share. See “Fractional Shares.” We will have a significant number of additional authorized but unissued shares of common stock as a result of the Reverse Stock Split. If we issue additional shares subsequent to the Reverse Stock Split, the dilution to the ownership interest of our existing stockholders may be greater than would otherwise occur had the Reverse Stock Split not been effectuated because the Board of Directors will have more authorized shares available for issuance.

The Reverse Stock Split will not affect the par value of our common stock. The stated capital on our balance sheet attributable to common stock will be reduced to one-one hundredth of its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased after the Reverse Stock Split is implemented because there will be fewer shares of common stock outstanding. However, prior earnings will be restated on the same basis in future presentations.

All outstanding shares of our Convertible Securities will be adjusted as a result of the Reverse Stock Split, as required by the terms of each such security. None of the rights or preferences currently accruing to holders of our common stock or any of the other securities discussed above will be affected by the Reverse Stock Split. See “Fractional Shares” for a discussion of the treatment of fractional shares issuable upon conversion or exercise of our existing Convertible Securities.

We cannot predict the effect of the Reverse Stock Split upon the market price for our common stock, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the market price of our common stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the Reverse Stock Split. In fact, the stock prices of some companies that have effected reverse stock splits have subsequently declined back to pre-reverse split levels. Moreover, over the long term, the trading price of our common stock is likely to be a function of fundamental business factors, such as our overall financial condition, revenues, earnings, cash flows and prospects, and overall economic conditions, as opposed to capital restructuring measures.

The possibility exists that liquidity in the market price of our common stock could be adversely affected by the reduced number of shares that will be outstanding after the Reverse Stock Split. In addition, the Reverse Stock Split may increase the number of stockholders who own “odd lots” (i.e., a number of shares of our common stock not divisible by 100). Stockholders who hold odd lots may experience difficulty selling their shares and may experience an increase in the cost of selling their shares.

Consummation of the Reverse Stock Split will not affect the Company’s continued registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will remain subject to the periodic reporting requirements of the Exchange Act and will continue to file reports with the Securities and Exchange Commission.

EXCHANGE OF STOCK CERTIFICATES

Each certificate representing shares of our common stock before the Reverse Stock Split will, as of the effective date of the Reverse Stock Split, be deemed, for all corporate purposes, to evidence ownership of one-one hundredth of the number of shares of common stock represented by that certificate, except that holders of unexchanged shares will not be entitled to receive any dividends or other distributions payable by us after the effective date until they surrender their old stock certificates for exchange. All outstanding shares of our Convertible Securities will also be automatically and proportionately adjusted on the effective date.

Our transfer agent, StockTrans, Inc., will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities convertible into common stock will be notified of the effectiveness of the Reverse Stock Split. Stockholders of record will receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split. Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their certificates. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal, to the transfer agent. Until surrender, each certificate representing shares before the Reverse Stock Split will continue to be valid and will represent one-one hundredth of the number of shares stated on the certificate, rounded up to the nearest whole share. See “Fractional Shares”.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES TO US UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL REFERRED TO ABOVE.

FRACTIONAL SHARES

No fractional share certificates will be issued in connection with the Reverse Stock Split. Upon the recommendation of the Company’s special committee of independent directors, registered holders of our shares of common stock who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by one hundred will be entitled to a number of shares rounded up to the nearest whole number upon surrender to the transfer agent of the certificates and a properly completed and executed letter of transmittal. Accordingly, all holders of record of our common stock immediately prior to the effective date of the Reverse Stock Split will remain holders of record of at least one whole share immediately following the Reverse Stock Split. The ownership of a fractional interest will not give the stockholder any voting, dividend or other rights except to have his or her fractional interest rounded up to the nearest whole number when the shares are issued. The special committee recommended rounding up of each fractional share to the nearest whole share for the sole purpose of avoiding disenfranchising any record holders of our common stock immediately prior to the effective date of the Reverse Stock Split, and shares issued in connection with the Reverse Stock Split due to upward rounding will be issued solely for that purpose and do not represent separately bargained-for consideration. Fractional shares of common stock issuable upon conversion or exercise of our existing Convertible Securities will be treated in the manner set forth in each such security.

NO APPRAISAL RIGHTS

No appraisal rights are available under the Delaware General Corporation Law or under our certificate of incorporation or by-laws to any stockholder who dissents from this proposal. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the Reverse Stock Split and does not purport to be comprehensive. It does not discuss any state, local, foreign or minimum income or other tax consequences. It does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares are held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder’s own tax advisor with respect to the consequences of the Reverse Stock Split.

We believe that because the Reverse Stock Split is not part of a plan to increase periodically a stockholder’s proportionate interest in our assets or earnings and profits, no gain or loss should be recognized by a stockholder upon the stockholder’s exchange of shares pursuant to the Reverse Stock Split. The aggregate tax basis of the shares received by the stockholder in the Reverse Stock Split will be the same as the stockholder’s aggregate tax basis in the shares exchanged. A stockholder’s holding period for the shares will include the period during which the stockholder held the pre-split shares surrendered in the Reverse Stock Split.

Our conclusions regarding the tax consequence of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local income tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE STOCK SPLIT.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of February 9, 2004, regarding the beneficial ownership of the equity securities of the Company and its subsidiaries by (1) all current directors, (2) persons serving as chief executive officer of the Company, (3) the Company’s four most highly paid executive officers other than the CEO who were serving as executive officers, (4) all current directors and executive officers of the Company as a group, and (5) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of its common stock. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the SEC. In all cases below, unless otherwise stated, each individual exercises sole investment and dispositive power over the shares beneficially owned by that person. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person or entity has sole or shared voting or investment power, whether or not the person or entity has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of February 9, 2004.

Vie Financial Group, Inc. Common Stock, par value $0.01 per share

As of February 9, 2004, there were 695,971,046 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
OptiMark Innovations Inc. 1114 Avenue of the Americas 22nd Floor New York, NY 10036	664,574,553	(1)	88.8%
SOFTBANK Capital Partners LLC 1188 Centre Street Newtown Center, MA 02459	1,606,050,160	(2)	95.0%
Draper Fisher Jurvetson ePlanet Entities 400 Seaport Court, Suites 102 and 250 Redwood City, CA 94063	1,149,971,263	(3)	93.2%
John W. Egan 4612 Pine Valley Drive Frisco, TX 75034	140,491,445	(4)	93.2%
Carmine F. Adimando	4,593,465	(5)(6)(9)	*
Jennifer L. Andrews	1,046,216	(5)	*
Ronald D. Fisher	951,106	(5)(7)	*
Jonathan F. Foster	4,526,798	(5)(6)(9)	*
William A. Lupien	4,460,132	(5)(6)	*
David W. Mortimer	1,229,627	(5)	*
Roy S. Neff	4,460,132	(5)(6)(9)	*
Daniel A. Nole	833,333	(5)	*
James S. Pak	4,755,528	(5)	*
Howard J. Schwartz	4,460,132	(5)(6)(9)	*
Dean G. Stamos	16,883,659	(5)	2.4%
Robert J. Warshaw	8,264,554	(5)(6)(8)	1.2%
All executive officers and directors of the Company as a group (12 persons)	56,464,681		7.5%

The address of each of the beneficial owners listed above is, unless otherwise indicated, c/o Vie Financial Group, Inc., 1114 Avenue of the Americas, 22nd Floor, New York, NY 10036.

*	Represents less than 1%.

(1)	Includes 52,870,757 shares issuable upon conversion of the senior secured convertible note executed by Vie in favor of Innovations on May 7, 2002. Innovations is owned by OptiMark, Inc., SOFTBANK Capital Partners LP, SOFTBANK Capital LP, SOFTBANK Capital Advisors Fund LP, Draper Fisher Jurvetson ePlanet Ventures LP, Draper Fisher Jurvetson ePlanet Partners Fund LLC, and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, and therefore, securities owned by Innovations may be regarded as being beneficially owned by each of these entities.

(2)	SOFTBANK Capital Partners LLC is the sole general partner of SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP (the “SOFTBANK investment funds”), therefore all securities owned by the SOFTBANK investment funds may be regarded as being beneficially owned by SOFTBANK Capital Partners LLC. All investment decisions on behalf of SOFTBANK Capital Partners LLC must be approved by SB Capital Managers LLC, therefore all securities beneficially owned by SOFTBANK Capital Partners LLC may be regarded as being beneficially owned by SB Capital Managers LLC. As of February 9, 2004, the beneficial ownership of SOFTBANK Capital Partners LLC, SB Capital Managers LLC and the SOFTBANK investment funds is as follows:

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
SOFTBANK Capital Partners LLC	1,606,050,160	(a)(b)(c)(d)	95.0%
SB Capital Managers LLC	1,606,050,160	(a)(b)(c)(d)	95.0%
SOFTBANK Capital Partners LP	1,135,287,897	(a)	93.1%
SOFTBANK Capital LP	1,127,212,819	(b)	93.0%
SOFTBANK Capital Advisors Fund LP	672,698,550	(c)	88.9%

(a)	Includes 468,481,291 shares of common stock issuable upon conversion of the Series H Preferred and 2,232,054 shares of common stock issuable upon exercise of warrants exercisable at $0.0448 per share.

(b)	Includes 460,444,561 shares of common stock issuable upon conversion of the Series H Preferred and 2,193,705 shares of common stock issuable upon exercise of warrants exercisable at $0.0448 per share.

(c)	Includes 8,085,470 shares of common stock issuable upon conversion of the Series H Preferred and 38,527 shares of common stock issuable upon exercise of warrants exercisable at $0.0448 per share.

(d)	Includes 611,703,796 shares of common stock owned by Innovations and 52,870,757 shares of common stock issuable upon conversion of the senior secured convertible note executed by Vie in favor of Innovations on May 7, 2002.

(3)	A common investment committee must approve all investment decisions of Draper Fisher Jurvetson ePlanet Ventures LP, Draper Fisher Jurvetson ePlanet Partners Fund, LLC and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG (“the Draper Fisher Jurvetson ePlanet Entities”). Therefore, the members of the investment committee may be regarded as beneficially owning securities held by the Draper Fisher Jurvetson ePlanet Entities. As of February 9, 2004, the beneficial ownership of the Draper Fisher Jurvetson ePlanet Entities and the members of the investment committee is as follows:

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Draper Fisher Jurvetson ePlanet Ventures LP +	1,132,011,584	(a)(d)	93.1%
Draper Fisher Jurvetson ePlanet Partners Fund LP ++	674,282,487	(b)(d)	88.9%
Draper Fisher Jurvetson ePlanet GmbH & Co. KG +	672,826,297	(c)(d)	88.9%
Members of the Investment Committee:
Timothy C. Draper ++	1,149,971,263	(a)(b)(c)(d)	93.2%
John H. N. Fisher ++	1,149,971,263	(a)(b)(c)(d)	93.2%
Stephen T. Jurvetson ++	1,149,971,263	(a)(b)(c)(d)	93.2%
Roderick Thomson +	1,250,182,214	(a)(b)(c)(d)(e)	93.7%
Asad Jamal +	1,149,971,263	(a)(b)(c)(d)	93.2%

(a)	Includes 463,137,925 shares of common stock issuable upon conversion of the Series H Preferred and 4,299,107 shares of common stock issuable upon exercise of warrants exercisable at $0.0448 per share.

(b)	Includes 9,618,648 shares of common stock issuable upon conversion of the Series H Preferred and 89,286 shares of common stock issuable upon exercise of warrants exercisable at $0.0448 per share.

(c)	Includes 8,175,851 shares of common stock issuable upon conversion of the Series H Preferred and 75,893 shares of common stock issuable upon exercise of warrants exercisable at $0.0448 per share.

(d)	Includes 611,703,796 shares of common stock owned by Innovations and 52,870,757 shares of common stock issuable upon conversion of the senior secured convertible note executed by Vie in favor of Innovations on May 7, 2002.

(e)	Includes 93,952,538 shares of common stock issuable upon conversion of the Series G Preferred and 6,258,413 shares of common stock issuable upon exercise of warrants exercisable at $0.08 per share.

+	Principal business address is 400 Seaport Court, Suite 102, Redwood City, CA 94063

++	Principal business address is 400 Seaport Court, Suite 250, Redwood City, CA 94063

Draper Fisher Jurvetson ePlanet Partners, Ltd. is the sole general partner of Draper Fisher Jurvetson ePlanet Ventures LP, and therefore may be deemed to beneficially own the securities owned by Draper Fisher Jurvetson ePlanet Ventures LP. Further, Draper Fisher Jurvetson ePlanet SLP Germany, Ltd. is the managing limited partner of Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, and therefore may be deemed to beneficially own the securities owned by Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG.

(4)	Includes 250,000 shares of common stock owned by Mr. Egan, 131,483,032 shares of common stock issuable upon conversion of the Series G Preferred owned by Mr. Egan, and 8,758,413 shares of common stock issuable upon exercise of warrants exercisable at $0.08 per share owned by Mr. Egan.

(5)	Includes the following options to acquire shares of common stock, exercisable at $0.08 per share:

Carmine F. Adimando	1,084,439
Jennifer L. Andrews	1,046,216
Ronald D. Fisher	951,106
Johathan F. Foster	1,017,773
William A. Lupien	951,106
David W. Mortimer	1,229,627
Roy S. Neff	951,106
Daniel A. Nole	833,333
James S. Pak	4,755,528
Howard J. Schwartz	951,106
Dean G. Stamos	16,883,659
Robert J. Warshaw	4,755,528

(6)	Represents options to acquire shares of common stock. On January 30, 2004, in recognition of past services in their capacity as directors of the Company, the Board of Directors approved the grant of 3,509,026 stock options to each of the following directors:

Carmine F. Adimando
Jonathan F. Foster
William A. Lupien
Roy S. Neff
Howard J. Schwartz
Robert J. Warshaw

These options were granted on February 3, 2004 and will remain exercisable for a period of ten years in the case of Messrs. Lupien and Warshaw, and until February 17, 2005 in the case of Messrs. Adimando, Foster, Neff and Schwartz, who resigned from the Board of Directors effective February 17, 2004 (see Note 9). Such options constitute the sole compensation provided by the Company to the directors for their service to the Company in 2003 as directors and Audit Committee and special committee members.

(7)	Mr. Fisher is the Managing Partner of SOFTBANK Capital Partners LLC and also serves on the Board of Directors of OptiMark Innovations Inc., although he is not regarded as the beneficial owner of securities owned by either SOFTBANK Capital Partners LLC or OptiMark Innovations Inc.

(8)	Mr. Warshaw is also Chief Executive Officer of OptiMark Holdings, Inc. and OptiMark, Inc. OptiMark, Inc. is a wholly-owned subsidiary of OptiMark Holdings, Inc. and is also the parent company of OptiMark Innovations, Inc. Mr. Warshaw is not regarded as the beneficial owner of securities owned by OptiMark Innovations, Inc.

(9)	By letter dated February 9, 2004, Messrs. Foster, Adimando, Schwartz and Neff delivered to the Company’s Board of Directors their resignation as directors and members of the special committee (and, in the case of Messrs. Foster and Adimando, their further resignation as members of the Company’s audit committee (the “Audit Committee”), effective as of 5:00 p.m., New York City time, on February 17, 2004. See “Special Committee of Independent Directors”.

Vie Financial Group, Inc. Series G Convertible Preferred Stock

As of February 9, 2004, there were 12,013.46 shares of Series G Preferred outstanding, which were convertible into 225,435,570 shares of common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Broadgate Growth Investments, Ltd. B.A.S.E. Management (Gibraltar) Ltd. 4 Titmans Alley Gibraltar	1,668.91	(1)	13.9%
Logue Investments, Ltd. 33 Church Street Hamilton, Bermuda HM12	1,668.91	(1)	13.9%
Colonial & General Capital Corp. 1 Garrick House Carrington Street London, England W1JAF	1,668.91	(1)	13.9%
John W. Egan 4612 Pine Valley Drive Frisco, TX 75034	7,006.73	(1)	58.3%

(1)	Each share of Series G Preferred is convertible into 18,765.25 shares of common stock, and is entitled to one voting right for each common share on an as-converted basis. The Series G Preferred stockholders do not vote as a separate class.

Vie Financial Group, Inc. Series H Convertible Preferred Stock

As of February 9, 2004, there were 75,562 shares of Series H Preferred outstanding, which were convertible into 1,417,943,746 shares of common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
SOFTBANK Capital Partners LP 1188 Centre Street Newtown Center, MA 02459	24,965	(1)(2)	33.0%
SOFTBANK Capital LP 1188 Centre Street Newtown Center, MA 02459	24,537	(1)(2)	32.5%
SOFTBANK Capital Advisors Fund LP 1188 Centre Street Newtown Center, MA 02459	431	(1)(2)	*
Draper Fisher Jurvetson ePlanet Ventures LP 400 Seaport Court, Suite 102 Redwood City, CA 94063	24,681	(1)(3)	32.7%
Draper Fisher Jurvetson ePlanet Partners Fund LLC 400 Seaport Court, Suite 250 Redwood City, CA 94063	513	(1)(3)	*
Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG 400 Seaport Court, Suite 102 Redwood City, CA 94063	436	(1)(3)	*

*	Represents less than 1%.

(1)	Each share of Series H Preferred is convertible into 18,765.25 shares of common stock, and is entitled to one voting right for each common share on an as-converted basis. The Series H Preferred stockholders do not vote as a separate class.

(2)	SOFTBANK Capital Partners LLC is the sole general partner of the SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP (the “SOFTBANK investment funds”), therefore all securities owned by the SOFTBANK investment funds may be regarded as being beneficially owned by SOFTBANK Capital Partners LLC. All investment decisions on behalf of SOFTBANK Capital Partners LLC must be approved by SB Capital Managers LLC, therefore all securities beneficially owned by SOFTBANK Capital Partners LLC may be regarded as being beneficially owned by SB Capital Managers LLC. As of February 9, 2004, SOFTBANK Capital Partners LLC and SB Capital Managers LLC, by virtue of their relationship with the SOFTBANK investment funds, are deemed to beneficially own 49,933 shares of Series H Preferred, or 66.1% of the class.

(3)	A common investment committee must approve all investment decisions of Draper Fisher Jurvetson ePlanet Ventures LP, Draper Fisher Jurvetson ePlanet Partners Fund, LLC and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG (“the Draper Fisher Jurvetson ePlanet Entities”). Therefore, the members of the investment committee may be regarded as beneficially owning securities held by the Draper Fisher Jurvetson ePlanet Entities. As of February 9, 2004, each of the members of the investment committee, as listed below, is deemed to beneficially own 25,629 shares of Series H Preferred, or 33.9% of the class:

Timothy C. Draper
John H. N. Fisher
Stephen T. Jurvetson
Roderick Thomson
Asad Jamal

The principal business address of Messrs. Draper, Fisher and Jurvetson is 400 Seaport Court, Suite 102, Redwood City, CA 94063. The principal business address of Messrs. Thomson and Jamal is 400 Seaport Court, Suite 250, Redwood City, CA 94063.

Draper Fisher Jurvetson ePlanet Partners, Ltd. is the sole general partner of Draper Fisher Jurvetson ePlanet Ventures LP, and therefore may be deemed to beneficially own the securities owned by Draper Fisher Jurvetson ePlanet Ventures LP. Further, Draper Fisher Jurvetson ePlanet SLP Germany, Ltd. is the managing limited partner of Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, and therefore may be deemed to beneficially own the securities owned by Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG.

WHERE TO OBTAIN MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information required under the Exchange Act with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials and information from the Commission can be obtained at existing published rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC which may be downloaded free of charge. When requesting such materials and information from the Commission, please reference the Company’s Commission file number which is “001-11747.”

STOCKHOLDER PROPOSALS FOR ANNUAL MEETINGS

Stockholders may submit proposals on matters appropriate for stockholder action at the Company’s annual meetings consistent with regulations adopted by the SEC. For stockholder proposals to be considered by the Board of Directors for inclusion in the Proxy Statement and form of proxy relating to the 2004 Annual Meeting of Stockholders, they must be submitted to us not later than April 18, 2004. If any stockholder wishes to present a proposal for consideration at the 2004 Annual Meeting of Stockholders that is not included in the Proxy Statement relating to such meeting and fails to submit such proposal to the Secretary on or before July 1, 2004, then the Board of Directors will be allowed to use its discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in its proxy statement. All proposals should be addressed to Vie Financial Group, Inc. at 1114 Avenue of the Americas, 22nd Floor, New York, New York 10036, Attention: Secretary. Nothing in this paragraph shall be deemed to require us to include in our proxy materials relating to such Annual Meeting of Stockholders any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC and the Company’s By-laws at that time in effect.

OTHER MATTERS

We do not know of any other matters to come before the Special Meeting. However, if any additional matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors,

/s/ DEAN G. STAMOS

March 4, 2004	Dean G. Stamos Chief Executive Officer

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF

AMENDED CERTIFICATE OF INCORPORATION

OF

VIE FINANCIAL GROUP, INC.

VIE FINANCIAL GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: The name of the Corporation is Vie Financial Group, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is February 16, 1994.

THIRD: The Board of Directors of the Corporation, at a meeting held on December 18, 2003, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions amending its Amended Certificate of Incorporation, declaring said amendment to be advisable and proposing that said amendment be submitted to the stockholders of the Corporation for their consideration and approval. The resolution is as follows:

The fourth Article of the Amended Certificate of Incorporation of Vie Financial Group, Inc. shall be amended as follows:

Simultaneously with the effective date of the filing of this amendment to the Corporation’s Amended Certificate of Incorporation (the “Effective Date”), a combination of the Corporation’s Common Stock shall become effective, pursuant to which every one hundred shares of Common Stock, par value $0.01, outstanding and held of record by each stockholder of the Corporation immediately prior to the Effective Date shall be reclassified and combined into one share of Common Stock, par value $0.01, automatically and without any action by the holder thereof and shall represent one share of Common Stock from and after the Effective Date. No fractional shares of Common Stock shall be issued as a result of such combination. Registered holders of our shares of common stock who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by one hundred will be entitled to a number of shares rounded up to the nearest whole number upon surrender to the transfer agent of the certificates and a properly completed and executed letter of transmittal.

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Vie Financial Group, Inc. has caused this Certificate of Amendment of Amended Certificate of Incorporation to be signed by its President and attested to by its Secretary this     th day of [                    ], 2004.

VIE FINANCIAL GROUP, INC.

By:

Title:

Vie Financial Group, Inc.

Proxy Card for Special Meeting of Stockholders on April 8, 2004

The undersigned stockholder hereby appoints Dean G. Stamos and Christopher S. Stangel, and each of them, each with full power to act alone and with power of substitution, as proxy or proxies for the undersigned, to attend the Special Meeting of the Stockholders of Vie Financial Group, Inc. (the “Company”), to be held at 10:00 a.m. on Thursday, April 8, 2004 at the Renaissance New York Hotel Times Square, Two Times Square, 714 Seventh Avenue at W. 48th Street, New York, New York 10036 or at any postponements, continuations or adjournments thereof, and to vote all shares of Common Stock of Vie, par value $.01 per share, Series G Convertible Preferred Stock, and Series H Convertible Preferred Stock held by the signatory at the close of business on February 9, 2004, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue hereof with respect to the matters described below.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholders. If no direction is made, this proxy will be voted “FOR” the approval to amend our Certificate of Incorporation to authorize a 1-for-100 reverse stock split. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any and all postponements, continuations or adjournments thereof.

This proxy is solicited on behalf of the Board of Directors of Vie. The Board of Directors of Vie recommends that you vote “FOR” the amendment to our Certificate of Incorporation to authorize a 1-for-100 reverse stock split.

Approval of Authorization to amend our Certificate of Incorporation to authorize a 1-for-100 reverse stock split.

FOR	AGAINST	ABSTAIN
☐	☐	☐

☒ Please mark your vote as in this example

The undersigned hereby acknowledges receipt of the notice of the special meeting of stockholders and the proxy statement and hereby revokes all previously granted proxies.

Please be sure to sign and date this proxy

Date:

Stockholder sign here

Co-owner sign here

Please sign this proxy exactly as your name(s) appear(s) on the books of Vie. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Please vote, date, sign and return promptly in the enclosed envelope.